EXHIBIT 11

           NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
            For the Three Months Ended September 30, 1998 and 1997
                                 (Unaudited)
                     (In Thousands Except Per Share Data)



                                                        1998          1997


Numerator for basic and diluted
earnings per share:
    Earnings available to common stockholders
    before and after assumed conversions:
    Earnings from continuing operations         $      15,896          9,529
    Losses from discontinued operations               (14,125)           -

    Net earnings                                $       1,771          9,529


Denominator:
    Basic earnings per share -
    weighted-average shares                             3,498          3,491

    Effect of dilutive stock options                       46             30

    Diluted earnings per share -
    adjusted weighted-average
    shares for assumed conversions                      3,544          3,521



Basic earnings per share:
    Earnings from continuing operations         $        4.55           2.73
    Losses from discontinued operations                 (4.04)           -

    Net earnings                                $        0.51           2.73


Diluted earnings per share:
    Earnings from continuing operations         $        4.48           2.71
    Losses from discontinued operations                 (3.98)           -

    Net earnings                                $         0.50          2.71






                                  EXHIBIT 11

           NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
            For the Nine Months Ended September 30, 1998 and 1997
                                 (Unaudited)
                     (In Thousands Except Per Share Data)



                                                        1998          1997


Numerator for basic and diluted
earnings per share:
    Earnings available to common stockholders
    before and after assumed conversions:
    Earnings from continuing operations         $      38,536         28,079
    Losses from discontinued operations               (14,125)        (1,000)

    Net earnings                                $      24,411         27,079


Denominator:
    Basic earnings per share -
    weighted-average shares                             3,495          3,491

    Effect of dilutive stock options                       38             28


    Diluted earnings per share -
    adjusted weighted-average
    shares for assumed conversions                      3,533          3,519



Basic earnings per share:
    Earnings from continuing operations         $       11.03           8.05
    Losses from discontinued operations                 (4.04)         (0.29)

    Net earnings                                $        6.99           7.76


Diluted earnings per share:
    Earnings from continuing operations         $       10.91           7.98
    Losses from discontinued operations                 (4.00)         (0.28)

    Net earnings                                $        6.91           7.70
